Exhibit 3.22

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 04/03/1998
981130179 – 2880189

CERTIFICATE OF INCORPORATION

OF

GSU ACQUISITION INC.

The undersigned person, acting as sole incorporator of the corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this Certificate of Incorporation for such corporation, declaring and certifying that this is my act and deed and that the facts herein stated are true:

FIRST: The name of the corporation is GSU ACQUISITION INC.

SECOND: The address of the registered office of the corporation in the State of Delaware is located at 9 East Loockerman Street, City of Dover, County of Kent 19901. The name of the registered agent of the corporation at that address is Capitol Services, Inc.

THIRD: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of the State of Delaware.

FOURTH: The total number of shares of stock that the corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share.

FIFTH: The Board of Directors is authorized to adopt, amend or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

SIXTH: The name and mailing address of the incorporator is:

Peggy Rue	c/o Quanta Services 1360 Post Oak Blvd. Suite 800 Houston, Texas 77056

SEVENTH: The number of directors of the corporation shall be as provided in the bylaws of the corporation, as the same may be amended from time to time. The name and address of the person who is to serve as the initial director of the corporation until the first annual meeting of stockholders or until his successor is elected and qualified is:

NAME Edward Rhyne	ADDRESS Quanta Services, Inc. 1360 Post Oak Blvd. Suite 800 Houston, Texas 77056

EIGHT: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

NINTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 145 thereof), as amended from time to time, Indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article NINTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

I, the undersigned, hereunto set my hand this 3rd day of April, 1998.

/s/ Peggy Rue
Peggy Rue

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:00 PM 04/15/1998
981143108 – 2880189

CERTIFICATE OF MERGER

Providing for the Merger of

GOLDEN STATE UTILITY CO.

with and into

GSU ACQUISITION INC.

(Pursuant to Section 252 of the General Corporation Law of Delaware)

GSU Acquisition Inc., a Delaware corporation, does hereby certify that:

FIRST: Golden State Utility Co., a California corporation (“Golden State”), and GSU Acquisition Inc., a Delaware corporation (“Acquisition”) are constituent corporations to the merger of Golden State with and into Acquisition (the “Merger”).

SECOND: An Acquisition Agreement and Plan of Reorganization made as of April 14, 1998 (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of Delaware.

THIRD: Acquisition shall be the surviving corporation of the Merger (in such capacity, the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of Acquisition shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation, except that Article First of such Certificate of Incorporation is hereby amended to change the name of Acquisition to “Golden State Utility Co.”

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 3555 Timmons Lane, Suite 610, Houston, Texas 77027.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Golden State or stockholder of Acquisition.

SEVENTH: The authorized capital stock of Golden State consists of 500,000 shares of Common Stock, $1.00 par value per share.

[Signature on next page.]

IN WITNESS WHEREOF, the Surviving Corporation has executed this Certificate of Merger this 14th day of April, 1998.

GSU ACQUISITION INC.

By:	/s/ Edward Rhyne
Edward Rhyne, President